Exhibit 99.1

For Immediate Release

Behringer Harvard Acquires Terrace Office Buildings in Austin, Texas

DALLAS, June 22, 2006 — Behringer Harvard REIT I, Inc. announced today its acquisition of four office buildings situated on a 21-acre site at the Terrace, a master-planned, mixed use park located in southwest Austin at the intersection of South Mopac Expressway (Loop 1) and Capital of Texas Highway (Loop 360). The seller of the office buildings, Claydesta LP, retains ownership of an additional 48 acres of developable land within the park. In the future, Behringer Harvard may participate with Claydesta in the development of up to four planned new buildings at the Terrace.

“We expect these core and stable assets to benefit from the long-term strength of the Austin economy, which has been demonstrated most recently by employment growth and momentum in the absorption of office space,” said Robert M. Behringer, chief executive officer of Behringer Harvard. “The potential development opportunities are another attractive component of this acquisition.”

Built between 1999 and 2002 on a hilltop overlooking the adjacent Barton Creek greenbelt, the Terrace office buildings acquired by Behringer Harvard REIT I are 97 percent leased and provide a total of 619,026 rentable square feet (RSF). Anchor tenants include Vinson and Elkins, a world-class law firm, and the headquarters of Cirrus Logic, a leading developer of integrated circuits for consumer entertainment devices. Management of the buildings will be retained by Claydesta, and leasing will be retained by Colliers Oxford Commercial.

In addition to unencumbered views of the downtown Austin skyline, the Terrace office buildings provide convenient access to the central business district, the state capital complex and Austin Bergstrom Airport, as well as the exclusive residential areas of Westlake Hills and Rollingwood.

About Behringer Harvard:

Behringer Harvard is an investment company that offers a diverse selection of real estate funds reflecting core, value-added and opportunistic investment strategies. Its publicly registered non-traded REITs and limited partnerships provide strategic opportunities for sellers of institutional-quality real estate as well as individual investors seeking to diversify their portfolios. The company’s finite-life programs, offered through the independent broker dealer community, generally feature a total return focus and the financial transparency of public securities. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Communications Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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